Exhibit 99.1
Encore Acquisition Company Announces Third Quarter 2006 Financial and Operating Results
FORT WORTH, Texas—(BUSINESS WIRE)—October 31, 2006
Encore Acquisition Company (NYSE:EAC) today reported unaudited third quarter 2006 results.
(in millions except per share, daily production, and price per BOE amounts)

	Quarter ended Sep. 30,		Increase or
	2006	2005	(decrease)
Net income	$42.1	$20.9	101%
Diluted earnings per share	$0.78	$0.42	86%
Oil and natural gas revenues	$131.7	$127.6	3%
Cash flow from operations	$102.9	$86.7	19%
Total oil and gas related capital	$102.2	$125.8	(19%)
Average combined price ($/BOE)	$48.28	$49.17	(2%)
Daily production volumes (BOE)	29,651	28,202	5%
Diluted shares outstanding	53.8	49.6	8%
Encore reported net income of $42.1 million ($0.78 per diluted share) in the third quarter of 2006 compared with $20.9 million ($0.42 per diluted share) in the same period a year ago. Encore recorded a derivative fair value gain of $33.4 million in the third quarter of 2006, increasing net income by approximately $0.39 per diluted share. This compares to $1.6 million in derivative fair value expense ($0.02 per diluted share) reported in the third quarter of 2005.
Third quarter 2006 production volumes increased by 5% to 29,651 BOE per day (2.7 MMBOE), compared with third quarter 2005 production of 28,202 BOE per day (2.6 MMBOE). The net profits interests in the CCA reduced reported production by approximately 1,313 BOE per day in the third quarter of 2006 versus 1,608 BOE per day in the third quarter of 2005. Oil represented 67% and 65% of the Company’s total production volumes in the third quarter of 2006 and 2005, respectively.
Encore’s realized commodity prices, including the effects of hedging, averaged $54.80 per barrel and $5.88 per Mcf during the third quarter of 2006, resulting in an increase of 8% and a decrease of 23%, respectively, over the third quarter of 2005. On a combined basis, including the effects of hedging, prices decreased 2% during the third quarter of 2006 to $48.28 per BOE from $49.17 per BOE in the third quarter of 2005. Hedging expense reduced realized oil prices by $7.40 per barrel and realized natural gas prices by $0.18 per Mcf during the third quarter of 2006.
During the third quarter of 2006, lease operations expense increased to $24.5 million ($8.97 per BOE) from $18.4 million ($7.09 per BOE) in the third quarter of 2005. On a per-unit basis, lease operations expense increased due to greater field activity and rising service costs in general. Depletion, depreciation, and amortization expense rose to $27.5 million ($10.07 per BOE) in the third quarter of 2006 versus $24.2 million ($9.34 per BOE) in the third quarter of 2005. Higher per-unit depletion, depreciation, and amortization costs were primarily attributable to increased oilfield services costs. Exploration expense was $12.3 million ($4.52 per BOE) in the third quarter of 2006 as compared to $4.8 million ($1.86 per BOE) in the third quarter of 2005.
In the Cedar Creek Anticline, the differential under NYMEX has tightened to about $10 per barrel in the third quarter of 2006 from about $22 per barrel in the first quarter of 2006. The Company anticipates that the differentials will again widen in the fourth quarter of 2006.
In the third quarter of 2006, Encore drilled 73 gross (22.7 net) wells, investing $95.2 million in development capital (excluding development-related asset retirement obligations). The Company also invested $6.9 million in property acquisitions and undeveloped leases. Encore operated between nine and twelve rigs during the third quarter of 2006.

Hedging Update
In view of the market conditions and Encore’s strategy through 2007, Encore has hedged significant oil and gas volumes in 2007 and 2008, most recently through the use of put options. Put options protect Encore against downward price movements, but allow for upside participation if commodity prices increase. Put options represent about 74% of Encore’s hedge portfolio in 2007, and about 96% of Encore’s hedge portfolio in 2008. At various prices, Encore has hedged about 56% and 54% of its current oil production in 2007 and 2008. Hedging related to our current natural gas production is approximately 72% in 2007 and 17% in 2008, respectively. For a more detailed description of commodity hedge positions please see schedule below.
Changes in Hedge Accounting Policy
To increase clarity in its financial statements, the Company elected to discontinue hedge accounting prospectively for all of its remaining commodity derivatives beginning in July 2006. While this change had no effect on the Company’s reported cash flows for the third quarter of 2006, results of operations were affected by net mark-to-market gains, due to a fall in oil and natural gas prices during the third quarter of 2006.
Encore’s fixed-price swaps in oil and natural gas, which make up approximately two thirds of the $33.4 million in derivative fair value gain in the third quarter of 2006, are expected to remain in place through 2007, after which the majority of the swaps will be settled.
Liquidity Update
At September 30, 2006, long-term debt, net of discount, was $593.6 million, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, and $150 million of 7.25% Senior Subordinated Notes due 2017. At that date, the Company’s existing credit facility was undrawn.
Fourth Quarter 2006 Outlook
Despite the lower than expected volumes in the third quarter, Encore expects 2006 volumes to be approximately 8% over 2005 volumes and to exit the year at approximately 30,700 BOE per day.
For the fourth quarter of 2006, wellhead production is expected to average between 31,000 and 32,000 BOE per day. Net profits interests in the CCA are estimated to reduce production by 1,000 to 1,200 BOE per day, resulting in a reported production estimate of approximately 29,800 to 31,000 BOE per day. The Company expects the following average expenses in the fourth quarter of 2006:

Lease operations expenses	$8.95 per BOE
General and administrative expenses	$2.30 per BOE
Depletion, depreciation, and amortization	$10.45 per BOE
Production, ad valorem, and severance taxes	9% of oil and natural gas revenues
Income tax expense	38% effective rate, with approximately 95% deferred
Encore expects the oil price differential to NYMEX in the fourth quarter of 2006 to be approximately $14.00 per barrel in the Cedar Creek Anticline and approximately $12.00 per barrel for the Company.
Encore estimates it will invest approximately $95 million of its capital budget in the fourth quarter of 2006. The 2006 capital budget is expected to total approximately $360 million.

Conference Call
Title: Encore Acquisition Company Conference Call
Date and Time: Wednesday, November 1, 2006 at 9:30 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 9090053. The replay will be available through November 8, 2006. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company:
Encore Acquisition Company is a growing independent energy company engaged in the acquisition, development, exploitation, exploration, and production of onshore North American oil and natural gas reserves. Since the Company’s inception in 1998, Encore has sought to acquire high-quality assets with potential for upside through drilling, waterflood, and tertiary projects. Encore’s properties currently are located in four core areas: the Cedar Creek Anticline (“CCA”) in the Williston Basin of Montana and North Dakota; the Permian Basin of western Texas and southeastern New Mexico; the Mid-Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin, and the Barnett Shale of northern Texas; and the Rockies, which includes non-CCA assets in the Williston and Powder River Basins of Montana and North Dakota, and the Paradox Basin of southeastern Utah. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of Encore’s capital expenditures; Encore’s drilling and exploration program; expected production; anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expense, depletion, depreciation and amortization expense, and income tax expense; the effects of hedging (including downside protection); expected effective tax rates; expected differentials to benchmark prices; and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; widening differentials to benchmark prices for Encore’s oil and natural gas uncertainties relating to hedging arrangements (including the costs associated therewith and the potential impact of mark-to-market accounting); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Encore Acquisition Company, Fort Worth
L. Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Condensed Consolidated Statements of Operations:	(unaudited)		(unaudited)
Revenues:
Oil	$99,516	$85,559	$268,066	$222,254
Natural gas	32,177	42,013	109,050	96,616
Oil marketing	46,004	—	106,036	—

Total revenues	177,697	127,572	483,152	318,870

Expenses:
Production:
Lease operations	24,478	18,410	70,332	49,627
Production, ad valorem, and severance taxes	13,560	12,526	38,382	31,425
Depletion, depreciation, and amortization	27,471	24,222	82,479	59,943
Exploration	12,322	4,830	18,347	11,238
General and administrative	6,250	5,064	18,199	13,396
Oil marketing	48,001	—	105,661	—
Derivative fair value loss (gain)	(33,363)	1,612	(20,263)	5,713
Loss on early redemption of debt	—	19,477	—	19,477
Other operating	976	2,520	3,573	5,822

Total operating expenses	99,695	88,661	316,710	196,641

Operating income	78,002	38,911	166,442	122,229
Interest and other	(10,798)	(8,684)	(32,754)	(22,942)

Income before income taxes	67,204	30,227	133,688	99,287
Current income tax benefit (provision)	(1,607)	2,868	(2,709)	1,478
Deferred income tax provision	(23,462)	(12,241)	(48,673)	(34,459)

Net income	$42,135	$20,854	$82,306	$66,306

Net income per common share:
Basic	$0.80	$0.43	$1.60	$1.36
Diluted	$0.78	$0.42	$1.57	$1.34

Weighted average common shares outstanding:
Basic	52,968	48,703	51,481	48,659
Diluted	53,776	49,584	52,375	49,481

	Nine Months Ended
	September 30,
	2006	2005
Condensed Consolidated Statements of Cash Flows:	(unaudited)
Net income	$82,306	$66,306
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	143,517	138,458
Changes in operating assets and liabilities	8,559	(572)

Net cash provided by operating activities	234,382	204,192

Net cash used in investing activities	(277,271)	(297,018)

Financing activities:
Net proceeds from (payments on) long-term debt	(80,000)	98,628
Net proceeds from issuance of common stock	127,101	—
Other	(5,327)	(4,351)

Net cash provided by financing activities	41,774	94,277

Decrease in cash and cash equivalents	(1,115)	1,451
Cash and cash equivalents, beginning of period	1,654	1,103

Cash and cash equivalents, end of period	$539	$2,554

	September 30,	December 31,
	2006	2005
Condensed Consolidated Balance Sheets:	(unaudited)
Total assets	$1,904,279	$1,705,705

Liabilities	$515,472	$485,735
Long-term debt	593,567	673,189
Stockholders’ equity	795,240	546,781

Total liabilities and stockholders’ equity	$1,904,279	$1,705,705

Working capital (a)	$(45,473)	$(56,838)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Production volumes:	(unaudited)		(unaudited)
Oil (MBbls)	1,816	1,680	5,494	5,082
Natural gas (MMcf)	5,471	5,489	17,555	14,874
Combined (MBOE)	2,728	2,595	8,420	7,561

Daily production:
Oil (Bbls/d)	19,740	18,257	20,124	18,616
Natural gas (Mcf/d)	59,463	59,666	64,304	54,482
Combined (BOE/d)	29,651	28,202	30,842	27,697

Average prices:
Oil (per Bbl)	$54.80	$50.94	$48.79	$43.73
Natural gas (per Mcf)	$5.88	$7.65	$6.21	$6.50
Combined (per BOE)	$48.28	$49.17	$44.79	$42.17

Average costs per BOE:
Lease operations expense	$8.97	$7.09	$8.35	$6.56
Production, ad valorem, and severance taxes	$4.97	$4.83	$4.56	$4.16
Depletion, depreciation, and amortization	$10.07	$9.34	$9.80	$7.93
Exploration	$4.52	$1.86	$2.18	$1.49
General and administrative	$2.29	$1.95	$2.16	$1.77
Oil marketing (gain) loss	$0.73	$—	$(0.04)	$—

Derivative Summary as of September 30, 2006
Oil Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Put	Short Put	Cap	Cap	Swap	Swap
	Volume	Price	Volume	Price	Volume	Price	Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Oct. — Dec. 2006	13,000	$45.00	—	$—	1,000	$29.88	3,000	$37.27
Jan. — Dec. 2007	8,000	53.75	—	—	—	—	3,000	36.75
Jan. — June 2008	12,000	64.17	(4,000)	50.00	—	—	1,000	58.59
July — Dec. 2008	8,000	66.25	(4,000)	50.00	—	—	—	—
Jan. — June 2009	5,000	70.00	(5,000)	50.00	—	—	—	—
Natural Gas Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Put	Short Put	Cap	Cap	Swap	Swap
	Volume	Price	Volume	Price	Volume	Price	Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Oct. — Dec. 2006	32,500	$6.17	—	$—	5,000	$5.68	12,500	$5.02
Jan. — Dec. 2007	32,500	6.74	—	—	—	—	10,000	4.99
Jan. — Dec. 2008	10,000	6.25	—	—	—	—	—	—